MONY Life Insurance Company
                                          MONY Life Insurance Company of America
                                          1290 Avenue of the Americas
                                          New York, New York 10104


                                                                      DODIE KENT
                                                              Vice President and
                                                       Associate General Counsel

                                                                  (212) 314-3970
                                                                  (212) 707-1791


[MONY -- AN AXA FINANCIAL COMPANY LOGO]                          LAW DEPARTMENT


                                                          April 22, 2009


MONY Life Insurance Company of America
1290 Avenue of the Americas
New York, NY  10104

Dear Sirs:

          This opinion is furnished in connection with the filing by MONY Life Insurance Company of America ("MONY America") and MONY America Variable Account L ("Variable Account L") of the Form S-6 Registration Statement of MONY
America and Variable Account L under the Securities Act of 1933 (File No. 333-56969) and of the Registration Statement of Variable Account L under the Investment Company Act of 1940 ("1940 Act") included in the same Form S-6. The Registration Statement covers an indefinite number of units of interest ("Units") in Variable Account L.

          The Units are purchased with contributions received under individual variable life insurance policies (the "Policies"). As described in the prospectus included in the Form S-6 Registration Statement, the Policies are designed to provide life insurance coverage on the named insured.

I have examined such corporate records of MONY America and provisions of the Arizona Insurance Law as are relevant to authorization and issuance of the Policies and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. MONY America is a corporation duly organized and validly existing under the laws of the State of Arizona.

2. Variable Account L was duly established pursuant to the provisions of Arizona Insurance Law.

3. The assets of Variable Account L are owned by MONY America; MONY America is not a trustee with respect thereto. Under Arizona law, the income, gains and losses, whether or not realized, from assets allocated to Variable Account L must be credited to or charged against such account, without regard to the other income, gains or losses of MONY America.

4. The Policies provide that the portion of the assets of Variable Account L equal to the reserves and other policy liabilities with respect to Variable Account L shall not be chargeable with liabilities arising out of any other business MONY America may conduct and that MONY America reserves the right to transfer assets of Variable Account L in excess of such reserves and policy liabilities to the general account of MONY America.

5. The Policies (including any Units credited thereunder) have been duly authorized and when issued in accordance with applicable regulatory approvals represent validly issued and binding obligations of MONY America.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/ Dodie Kent
                                       -------------------
                                           Dodie Kent

cc:  Christopher E. Palmer, Esq.